Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2022, with respect to the consolidated financial statements of Voltus, Inc. and subsidiary included in the Proxy Statement/Prospectus of Broadscale Acquisition Corp. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4/A) and Prospectus of Broadscale Acquisition Corp. for the registration of 8,449,418 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2022